SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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FARMERS AND MERCHANTS BANCSHARES, INC.

4510 Lower Beckleysville Road, Suite H

Hampstead, Maryland 21074

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 22, 2019

To Stockholders of Farmers and Merchants Bancshares, Inc.:

Notice is hereby given that the Annual Meeting of the Stockholders of Farmers and Merchants Bancshares, Inc. (the “Company”) will be held at Piney Branch Golf & Country Club, 5301 Trenton Mill Road, Upperco, Maryland 21155. The meeting is scheduled for:

Tuesday, April 23, 2019, at 3:00 P.M

The purposes of the meeting are:

1.

To vote on the election of the three (3) nominees named in the attached proxy statement and proxy card to serve on the Board of Directors until the 2023 annual meeting of stockholders and until their successors are elected and qualify;

2.	To ratify the appointment of Rowles & Company LLP as the Company’s independent registered public accounting firm for 2019; and

3.	To transact such other business as may be properly brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed February 22, 2019 as the record date for purposes of determining stockholders who are entitled to notice of and to vote at the Annual Meeting of Stockholders.

Anyone acting as a proxy agent for a stockholder must present a written proxy that has been properly executed by the stockholder, that authorizes the agent to so act, and that is in form and substance satisfactory to the judges of election and consistent with the Company’s Amended and Restated Bylaws.

By order of the Board of Directors

/s/ Lynnette Kitzmiller

Lynnette Kitzmiller

Vice President/Corporate Secretary

[THIS PAGE INTENTIONALLY LEFT BLANK]

FARMERS AND MERCHANTS BANCSHARES, INC.

4510 Lower Beckleysville Road, Suite H

Hampstead, Maryland 21074

(410) 374-1510

PROXY STATEMENT

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation by the Board of Directors of Farmers and Merchants Bancshares, Inc. (the “Company”) of proxies to be voted at the Annual Meeting of Stockholders to be held on April 23, 2019, at 3:00 P.M. at Piney Branch Golf & Country Club, 5301 Trenton Mill Road, Upperco, Maryland 21155, and any adjournment or postponements thereof. The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone, electronic mail and/or facsimile. No additional remuneration will be paid to officers, directors or regular employees who solicit proxies. The Company may reimburse brokers, banks, custodians, nominees and other fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to their principals. The approximate date on which this proxy statement and the related proxy card will be sent or given to stockholders is March 22, 2019.

When used in this proxy statement, the terms “the Company”, “we”, “us”, and “our” refer to Farmers and Merchants Bancshares, Inc. and, unless the context clearly requires otherwise, its consolidated subsidiaries.

OUTSTANDING SHARES; VOTING RIGHTS; QUORUM AND REQUIRED VOTE

Stockholders of record as of the close of business on February 22, 2019 (the “Record Date”) of issued and outstanding shares of the Company’s common stock, par value $.01 per share (“Common Stock”), are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 1,682,997 shares of the Common Stock were issued and outstanding. Each share is entitled to one vote on each matter submitted to stockholders.

The presence, in person or by proxy, of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business. Withheld votes (in the case of the election of directors), abstentions and broker non-votes will all be counted for purposes of determining whether a quorum is present.

Directors are elected by a plurality of all votes cast. Accordingly, the withholding of votes, abstentions and broker non-votes will have no impact on the outcome of the vote on Proposal 1, as described in this proxy statement. The ratification of the appointment of the Company’s independent registered public accounting firm, as described in Proposal 2, require the affirmative vote of a majority of all shares of Common Stock voted at the Annual Meeting. Accordingly, an abstention or a broker non-vote with respect to Proposal 2 will have no impact on the outcome of that proposal. Except in cases of certain extraordinary matters for which the Company’s governing instruments or applicable law require a different proportion, the affirmative vote of a majority of all shares of Common Stock voted at the Annual Meeting is sufficient to approve any motion that comes before the meeting pursuant to Proposal 3, as described in this proxy statement. Abstentions and broker non-votes with respect to any motion that comes before the meeting pursuant to Proposal 3 (other than certain extraordinary matters as discussed above) will have no impact on the outcome of the vote on such motion.

All properly executed proxy cards received pursuant to this solicitation will be voted as directed by the stockholders in those proxy cards. If no direction is given in your proxy card, then, subject to the procedures governing broker non-votes (see the following paragraph), your shares will be voted FOR ALL NOMINEES named in Proposal 1, FOR ratification of the appointment of the Company’s independent registered public accounting firm named in Proposal 2, and in the discretion of the proxies as to any other matters that may properly come before the meeting, as described in Proposal 3.

Please note that if you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in “street name”), your broker, bank or other nominee will not vote your shares of common stock (a “broker non-vote”) unless you provide voting instructions to your broker, bank or other nominee. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or other nominee when it sends this proxy statement to you. You may not vote shares held in street name by returning a proxy card directly to the Company or by voting in person at the annual meeting unless you provide a “legal proxy”, which you must obtain from your bank, broker or other nominee.

A stockholder may revoke his or her proxy at any time before its use by execution of another proxy card bearing a later date, or by written notice delivered to the Corporate Secretary at the Company’s address listed above or at the meeting.

Stockholders do not have dissenters’ rights of appraisal or similar rights with respect to any of the proposals to be presented at the 2019 Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON April 23, 2019

This proxy statement, the accompanying proxy card, and the Company’s Annual Report to Stockholders (including its Annual Report on Form 10-K for the year ended December 31, 2018) are available on our website, www.fmb1919.com, and may be accessed by clicking “Investor Relations” and then “SEC Filings”. Information on our website, other than this proxy statement, is not a part of this proxy statement.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY

PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth information as of the Record Date relating to the beneficial ownership of the Company’s common stock by (i) each person or group known by the Company to beneficially own more than five percent (5%) of the outstanding shares of Common Stock, (ii), each of the Company’s directors, director nominees, and named executive officers (as defined below under the heading, “EXECUTIVE COMPENSATION”), and (iii) all directors and executive officers of the Company as a group. Generally, a person “beneficially owns” shares as of a given date if he or she has or shares with others the right to vote those shares or to invest (or dispose of) those shares, or if he or she has the right to acquire such voting or investment rights, within 60 days of such date (such as by exercising stock options or similar rights). The percentages were calculated based on 1,682,997 issued and outstanding shares of common stock as of the Record Date, plus, for each named person, any shares that such person may acquire within 60 days of such date. Except as otherwise noted, the address of each person named below is the address of the Company.

	Shares of Common Stock Beneficially Owned		Percent of Class Beneficially Owned
Directors, Director Nominees & Named Executive Officers
James R. Bosley, Jr.	6,292	(1)	0.4%
Roger D. Cassell	7,330	(2)	0.4%
Steven W. Eline	10,253		0.6%
Edward A. Halle, Jr.	24,573	(3)	1.5%
Ronald W. Hux	11,877	(4)	0.7%
Mark C. Krebs	1,935	(5)	0.1%
J. Lawrence Mekulski	690		0.1%
Christopher T. Oswald	416		0.0%
Louna S. Primm	1,051	(6)	0.1%
Bruce L. Schindler	43,684	(7)	2.6%
John J. Schuster, Jr.	8,502	(8)	0.5%
Teresa L. Smack	52		0.0%
Paul F. Wooden, Jr.	31,101		1.8%
Directors and Executive Officers as a Group (13 persons)	147,752		8.8%

Persons Who Beneficially Own More than 5% of the Class
Siena Capital Partners GP, LLC.	89,293	(9)	5.3%

Total	237,045		14.1%

Notes:

(1)	Includes 5,996 shares held jointly with spouse.
(2)

Includes 3,679 shares held jointly with spouse, 3,236 shares held by Communications Electronics, of which Mr. Cassell is President, and 415 shares held by two of his children where Mr. Cassell is the custodian.

(3)	Includes 17,635 shares owned by a trust for which Mr. Halle is the trustee and one of the beneficiaries.
(4)	Includes 6,089 shares held jointly with spouse and 3,505 shares held jointly with mother.
(5)	Includes 1,935 shares held jointly with spouse.
(6)	Includes 1,000 shares held by spouse.
(7)	Includes 3,511 shares held jointly with son, and 38,351 shares held jointly with spouse.
(8)	Includes 211 shares held jointly with spouse.
(9)

The information is based on the Schedule 13G filed with the Securities and Exchange Commission on September 22, 2017 on behalf of (i) Siena Capital Partners I, L.P. (“SCPI”), Siena Capital Partners Accredited, L.P. (“SCPA”), and Siena Capital Partners GP, LLC (“SCPGP”). SCPGP is the general partner of both SCPI and SCPA. Through those relationships, SCPGP may be deemed to share investment discretion and dispositive power with respect to the securities owned by SCPI and SCPA. SCPI beneficially owns 87,537 shares of common stock and SCPA beneficially owns 1,756 shares of common stock, for a total of 89,293 shares. SCPG’s address is 100 N. Riverside Plaza, Suite 1630, Chicago, IL 60606.

ELECTION OF DIRECTORS (Proposal 1)

The number of directors constituting the Company’s Board of Directors is currently set at 11. The Board of Directors, by resolution approved by a majority vote thereof, may alter the number of directors from time to time. The Company’s directors are divided into four classes, as nearly equal in number as possible, with respect to the time for which the directors may hold office. Each director is elected to hold office for a term of four years, and the terms of one class of directors expire each year. A director who is elected by the Board, rather than by stockholders, to fill a vacancy in a class of directors is elected to serve until the next annual meeting of stockholders. In all cases, directors serve until their successors are duly elected and qualify.

The current Class I Directors, whose terms expire at the conclusion of the 2019 Annual Meeting, are Roger D. Cassell, John J. Schuster, Jr., and Paul F. Wooden, Jr. The Board of Directors, at the recommendation of the Nominating Committee, has nominated each of these incumbent Class I Directors to stand for re-election. Accordingly, stockholders will be asked to vote for the election of the above-named directors to serve on the Board for a new four-year term and until their respective successors are duly elected and qualified. Each of these directors was previously elected by stockholders. Information about the principal occupations, business experience and qualifications of these nominees is provided below under the heading “QUALIFICATIONS OF DIRECTOR NOMINEES AND CONTINUING DIRECTORS”. In the event a nominee declines or is unable to serve as a director, which is not anticipated, the proxies will vote in their discretion with respect to a substitute nominee named by the Board.

Stockholders may not vote their shares for a greater number of persons than the three director nominees named in this proxy statement and on the proxy card.

The Board of Directors recommends that stockholders vote FOR ALL NOMINEES named above.

CONTINUING DIRECTORS

The following tables identify each director of the Company whose term does not expire in 2019. Information about the principal occupations, business experience and qualifications of these continuing directors is provided below under the heading “QUALIFICATIONS OF DIRECTOR NOMINEES AND CONTINUING DIRECTORS”.

Class II Directors

(Term expires in 2020)

Name
James R. Bosley, Jr.
Ronald W. Hux

Class III Directors

(Term expires in 2021)

Name
Bruce L. Schindler
J. Lawrence Mekulski
Steven W. Eline

Class IV Directors

(Term expires in 2022)

Name
Edward A. Halle, Jr.
Louna S. Primm
Teresa L. Smack

QUALIFICATIONS OF DIRECTOR NOMINEES AND CURRENT DIRECTORS

In addition to bringing extensive knowledge of the communities served by the Company through their involvement with their communities, as business partners and volunteers, the Nominating Committee of the Board believes that all director nominees and continuing directors possess a diverse balance of skills, business experience and expertise necessary to provide leadership to the Company. The following discussion sets forth the specific experience, qualifications, other attributes and skills of each director nominee and continuing director that led the Nominating Committee to determine that such person should serve on the Board of Directors. All current directors also serve on the board of directors of Farmers and Merchants Bank (the “Bank”), the Company’s wholly-owned subsidiary.

Roger D. Cassell, age 58. Director of the Company since August 2016 and of the Bank since 2008; President and CEO of Communications Electronics of Baltimore, Maryland, a company that sells, designs and installs wireless communications systems, since 1994; Managing Member of Communications Electronics Systems, a company that sells, designs and installs commercial security systems; Managing Member of 1924 Group, LLC and Cassell Group LLC, which are real estate holding companies; Managing Member of 1955 Automotive Group, an automotive repair services company; and employed in various positions with Communications Electronics since 1979. Mr. Cassell’s qualifications to serve as a director include his 10 years as a director of the Bank, his many years as a business owner, his experience in real estate, and his experience with cutting-edge technology in the wireless communications field.

John J. Schuster, Jr., age 66. Director of the Company since 2016 and of the Bank since 1999; President and sole owner of Schuster Management Corp., a property management company; and general partner of 18 real estate limited partnerships. Mr. Schuster’s qualifications to serve as a director include his 19 years as a director of the Bank, his many years as a business owner and his experience in the general contracting, property management, and real estate industries.

Paul F. Wooden, Jr., age 69. Director of the Company since 2016 and of the Bank since 1987 and Chairman of the Board since April 2015; from 1980 to 2017 owned Taylor Technologies, Inc., a specialty chemical manufacturer of water testing supplies; Executive Director of the Taylor Foundation, a 501(c)(3) nonprofit organization; owner of Spring Meadow Station, LLC, a country market and community gathering place; and owner and managing partner of various real estate LLCs. Mr. Wooden is a Certified Public Accountant and holds a Master of Business Administration degree. Mr. Wooden’s qualifications to serve as a director include his 31 years as a director of the Bank, his many years as a business owner and his experience in the manufacturing industry, as well as his Certified Public Accountant designation and Masters in Business Administration.

James R. Bosley, Jr., age 57. Director of the Company since 2016 and of the Bank since 1991; President and Chief Executive Officer (the “CEO”) of the Bank since 1995; President and director of the Bank’s subsidiary, Reliable Community Financial Services, Inc.; and director of Maryland Financial Bank. The skills, experience and knowledge acquired by Mr. Bosley during his approximately 35 years of service to the Bank, with the past 23 years as both a director and as President/CEO, qualify him to serve as a director.

Steven W. Eline, age 54. Director of the Company since 2016 and of the Bank since 2013; licensed mortician; President and co-owner of Eline Funeral Home, J.F. Eline & Sons, Inc. and Carroll Cremation, all funeral related companies; President and owner of Eline Properties, LLC., a real estate investment entity; President and co-owner of Petals, Flowers, & Gifts, LLC, a retail florist; Director of the Hampstead Cemetery Association; and member of the Maryland State Funeral Directors Association, the National Funeral Directors Association, the Cremation Association of North America, and the Hampstead Lions Club. Mr. Eline’s qualifications to serve as a director include his 5 years as a director of the Bank, his many years as a business owner and his experience with commercial real estate.

Edward A. Halle, Jr., age 68. Director of the Company since 2016 and of the Bank since 2010; practicing attorney in the law firm of Fowley & Beckley, P.A.; President of Slade, Inc., a family owned investment company; and Managing Member of Panther Branch LLC and Panther South LLC, both of which invest in real estate. Mr. Halle’s qualifications to serve as a director include his 8 years as a director of the Bank, his experience as an attorney who specializes in land conservation, real estate, zoning and other related matters.

Ronald W. Hux, age 61. Director of the Company since 2016 and of the Bank since 2006; President and co-owner of Douron Inc., a commercial furniture dealership located in Owings Mills, Maryland; developer and manager of commercial properties in Owings Mills, Maryland; and Treasurer of Owings Mills Corporate Round Table, a business association. Mr. Hux’s qualifications to serve as a director include his 12 years as a director of the Bank, his many years as a business owner and his experience in the office furniture and commercial real estate industries.

J. Lawrence Mekulski, age 70. Director of the Company since 2016 and of the Bank since 2009; retired Principal, KLNB LLC, a commercial real estate services company; Maryland Licensed Associate Real Estate Broker; and member of the International Council of Shopping Centers. Mr. Mekulski’s qualifications to serve as a director include his 9 years as a director of the Bank, and his many years as a real estate broker in the commercial real estate field.

Louna S. Primm, age 71. Director of the Company and of the Bank since February 2018; Executive Vice President and Chief Lending Officer of New Windsor State Bank (retired) from 2007 to 2017; held various positions at Branch Banking & Trust Company, Carroll County Bank & Trust, and Sandy Spring Bank between 1965 and 2007; member of the Board of Trustees of Lutheran Social Ministries of Maryland; Board member of the State of Maryland Economic Development Assistance Authority; and current and former board member of numerous other chartable, economic, and business organizations. Ms. Primm’s qualifications to serve as a director include her 53 years in the banking industry, primarily in a senior management role, and her experience as a board member for various other organizations.

Bruce L. Schindler, age 63. Director of the Company since August 2016 and of the Bank since 1989; director, President and Owner of Bob Davidson Ford Lincoln, an automobile dealership; board member of the Baltimore Washington Ford Dealers Advertising Fund; Treasurer and board member of Pathfinders for Autism, a nonprofit charitable organization; board member of Camp Opportunity of Maryland, Inc. , a nonprofit charitable organization; Member of BLS Reinsurance, LLC, an automobile warranty reinsurance company; and Member of McDhaid, LLC, a real estate holding company. Mr. Schindler’s qualifications to serve as a director include his 29 years as a director of the Bank, his many years as a business owner, his experience in the automotive sales and service industry, and his accounting background.

Teresa L. Smack, age 59. Director of the Company and of the Bank since February 2017; owner of Terry's Tag and Title Service, LLC and co-owner of four other limited liability companies that trade as Terry’s Tag and Title Service, all of which are licensed tag and title agents for the State of Maryland; co-owner of A&L, LLC, a tag and titling agent outside of Maryland; co-owner of 10710, LLC, a real estate investment corporation; Founder, past President and current Treasurer of the Maryland Vehicle Titling Association, a trade association; member of the Carroll County Chamber of Commerce, the Carroll Hospital Foundation Board and the Carroll County Historical Society; and Vice President of the Union Bridge Business Association. Ms. Smack’s qualifications to serve as a director include her many years as a business owner and her experience as a board member for various other organizations.

CORPORATE GOVERNANCE MATTERS

Committees of the Board of Directors

The Company’s Board of Directors and the Bank’s Board of Directors are composed of the same individuals. These boards have appointed from their members a joint Executive Committee, a joint Audit Committee, a joint Compensation Committee, and a joint Nominating Committee.

Executive Committee. The function of the Executive Committee is to direct and transact any business which may properly come before the Board of Directors, except for such business that only the Board of Directors is authorized by law to perform. The members of the Executive Committee are Paul F. Wooden, Jr., Chairman, John J. Schuster, Jr., Vice Chairman, Roger D. Cassell and J. Lawrence Mekulski. James R. Bosley, Jr., who is a director and the CEO of the Bank, is invited to attend all meetings of the Executive Committee and to participate in its discussions, but he is not entitled to vote on any matter before the Executive Committee. The Executive Committee met 12 times in 2018.

Audit Committee – The Audit Committee, which met seven times in 2018, was established to perform the duties of an “audit committee” as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and consists of Paul F. Wooden, Jr., Chairman, Edward A. Halle, Jr., Steven W. Eline, and Bruce L. Schindler. The committee is responsible for hiring, setting the compensation of and overseeing the Company’s independent registered public accounting firm, and it also assists the Board in monitoring the integrity of the financial statements, in monitoring the performance of the Company’s internal audit function, and in monitoring the Company’s compliance with legal and regulatory requirements. In carrying out its duties, the committee meets with the internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Board has determined that all audit committee members are financially literate and that Paul F. Wooden, Jr. qualifies as an “audit committee financial expert” as that term is defined by the Securities Exchange Commission (the “SEC”) in Item 407 of Regulation S-K. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website, www.fmb1919.com, and may be accessed by clicking on “Investor Relations”, then “Committee Charting” and then “Audit Committee”.

Compensation Committee – The Compensation Committee, which met two times in 2018, consists of Bruce L. Schindler, Chairman, Steven W. Eline, Edward A. Halle, Jr., and Paul F. Wooden, Jr. The committee is responsible for developing policies for executive and director compensation, recommending to the Board the amounts and forms of compensation that should be paid to executive officers and directors, and overseeing the Company’s various compensation plans. The committee develops its recommendations for executive compensation based on the principles discussed below under the heading “EXECUTIVE COMPENSATION”. The Board reviews and approves or ratifies committee recommendations. The Compensation Committee has adopted a written charter, a copy of which is available on our website, www.fmb1919.com, and may be accessed by clicking on “Investor Relations”, then “Committee Charting” and then “Compensation Committee”.

Nominating Committee – The Nominating Committee consists of Paul F. Wooden, Jr., Chairman, Ronald W. Hux, Louna S. Primm, Bruce L. Schindler, and John J. Schuster, Jr. The committee is responsible for developing qualification criteria for directors, reviewing director candidates recommended by stockholders (see “Director Recommendations and Nominations” below), actively seeking, interviewing and screening individuals qualified to become directors, recommending to the Board those candidates who should be nominated to serve as directors, and developing and recommending to the Board the Corporate Governance Guidelines applicable to the Company and its subsidiaries. This committee met one time in 2018. The Nominating Committee has a written charter, a copy of which is available on our website, www.fmb1919.com, and may be accessed by clicking on “Investor Relations”, then “Committee Charting” and then “Nominating Committee”.

In addition to the foregoing committees, the Bank’s board of directors has appointed a Loan Committee, a Facilities Committee, an Asset Liability Committee; and a Marketing Steering Committee. The Loan Committee, which met 23 times in 2018, reviews and approves certain loan transactions, and its members are James R. Bosley, Jr., Roger D. Cassell, Edward A. Halle, Jr., J. Lawrence Mekulski, Louna S. Primm, and John J. Schuster, Jr. The Facilities Committee, which met three times in 2018, oversees the maintenance of the Bank’s facilities and is composed of John J. Schuster, Jr., Chairman, James R. Bosley, Jr., Steven W. Eline, J. Lawrence Mekulski, Teresa L. Smack. Ronald W. Hux is an alternate. The Asset/Liability Committee, which met four times in 2018, oversees the asset and liability positioning of the Bank and is composed of Ronald W. Hux, Chairman, James R. Bosley, Jr., and Paul F. Wooden, Jr. The Marketing Steering Committee, which met one time in 2018, oversees the Bank’s marketing strategies and assists the Board with strategic development and is composed of Bruce L. Schindler, Chairman, James R. Bosley, Jr., Roger D. Cassell, Ronald W. Hux, and Teresa L. Smack

Director Independence

To determine whether each of the directors is independent, the Board has adopted the independence standards of The NASDAQ Stock Market Rules (the “NASDAQ Rules”). The Board has determined that each of Roger D. Cassell, Steve W. Eline, Edward A. Halle, Jr., Ronald W. Hux, J. Lawrence Mekulski, Louna S. Primm, Bruce L. Schindler, John J. Schuster, Jr., Teresa L. Smack, Paul F. Wooden, Jr., is an “independent director” as that term is defined by Rule 5605(a)(2) of the NASDAQ Rules. Each member of the Compensation Committee and of the Nominating Committee is an “independent director”. Each member of the Audit Committee satisfies the audit committee independence requirements of NASDAQ Rule 5605(c)(2)(A). In making these independence determinations, the Board considered, in addition to the transactions described in the “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS” section of this proxy statement, the Bank’s purchase of services from a company in which Mr. Cassell has a controlling interest; products purchased from a company in which Mr. Eline has a controlling interest, products purchased from a company in which Mr. Hux has a controlling interest, and products purchased from a company in which Mr. Schindler has a controlling interest.

Board Leadership and Role in Risk Oversight

The Board has separated the positions of Chairman of the Board and CEO in an effort to maintain independent oversight of management. The Board elects from its members a Chairman who it believes will be an effective leader and who satisfies the “independent director” standards of NASDAQ Rule 5605(b)(1). The Board believes that this bifurcated structure best suits the Company because it helps to ensure that the Board has a strong, independent leader who can objectively review operations and the performance of management. In addition, the Board believes that it is important to allow the CEO to concentrate on running the day-to-day operations of the Company and the implementation of the Board’s policies and procedures without the added burden of also managing the Board of Directors.

The Board of Directors administers risk oversight by assigning various organizational risk oversight functions to its committees, which report to the full Board on a regular basis.

The Bank’s Loan Committee monitors the Bank’s credit risk in accordance with guidelines established by the Bank’s board of directors and bank regulatory agencies, and is charged with approving loans made by the Bank within acceptable guidelines. The Bank’s Loan Committee also monitors the Bank’s concentrations of commercial real estate loans and the risk rating of loans.

The Audit Committee monitors compliance risk, risks related to our reputation, our internal control over financial reporting, including the internal audit function, and the performance of and reports by the Company’s independent registered public accounting firm.

The Executive Committee monitors the Bank’s market and strategic risks through its oversight of marketing and strategic initiatives, and regularly meets with the CEO, the Chief Financial Officer (the “CFO”), and the Chief Operations Officer (the “COO”) so that it may be kept apprised of the Bank’s general operating environment. The Executive Committee also helps ensure director independence through its nominating authority, and it manages compensation risk through its authority to review and recommend the Bank’s executive compensation practices and policies.

Interest rate risk, liquidity risk, and valuation risk are monitored by the Bank’s Asset Liability Committee. Credit risk and transaction risk are monitored by the Bank’s Loan Committee.

Attendance at Board Meetings

The Board of Directors held 13 meetings in 2018. Each director who served as such during 2018 attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period served) and (ii) the total number of meetings held by all committees of the Board on which that person served (held during the period served), except that Teresa L. Smack attended 63% of such meetings.

Director Recommendations and Nominations

The Nominating Committee will from time to time review and consider candidates recommended by stockholders. Stockholder recommendations should be labeled “Recommendation of Director Candidate” and be submitted in writing to: Corporate Secretary, Farmers and Merchants Bancshares, Inc., 4510 Lower Beckleysville Road, Suite H, Hampstead, Maryland 21074; and must specify (i) the recommending stockholder’s contact information, (ii) the class and number of shares of the Company’s capital stock beneficially owned by the recommending stockholder, (iii) the name, address and credentials of the candidate for nomination, (v) the number of shares of the Company’s capital stock beneficially owned by the candidate, and (iv) the candidate’s written consent to be considered as a candidate. Such recommendation must be received by the Corporate Secretary no less than 150 days nor more than 180 days before the date of the Annual Meeting of Stockholders for which the candidate is being recommended. For purposes of this requirement, the date of the meeting shall be deemed to be on the same day and month as the Annual Meeting of Stockholders for the preceding year.

Candidates may come to the attention of the Nominating Committee from current directors, executive officers, stockholders, or other persons. The Nominating Committee does not have a formal policy under which it considers the diversity of candidates for directorship when making nomination recommendations. The Nominating Committee periodically reviews its list of candidates available to fill Board vacancies and researches the talent, skills, expertise, and general background of these candidates. In evaluating candidates for nomination, the Nominating Committee uses a variety of methods and regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, the need for particular expertise on the Board, and whether the Company’s market areas are adequately represented by Board members. In nominating director candidates, the Nominating Committee generally seeks to choose individuals that have skills, education, experience and other attributes that will complement and/or broaden the strengths of the existing directors.

Whether recommended by a stockholder or another third party, or recommended independently by the Nominating Committee, a candidate will be selected for nomination based on his or her talents and the needs of the Board. The Nominating Committee’s goal in selecting nominees is to identify persons that possess complementary skills and that can work well together with existing Board members at the highest level of integrity and effectiveness. A candidate, whether recommended by a Corporation stockholder or otherwise, will not be considered for nomination unless he or she maintains strong professional and personal ethics and values, has relevant management experience, and is committed to enhancing financial performance. Certain Board positions, such as Audit Committee membership, may require other special skills, expertise or independence from the Company.

It should be noted that a stockholder recommendation is not a nomination, and there is no guarantee that a candidate recommended by a stockholder will be approved by the Nominating Committee or nominated by the Board of Directors. A stockholder who is entitled to vote for the election of directors and who desires to nominate a candidate for election to be voted on at a Meeting of Stockholders may do so only in accordance with Section 4 of Article II of the Company’s Amended and Restated Bylaws, which provides that a stockholder may nominate a director candidate by written notice to the Chairman of the Board or the President not less than 150 days nor more than 180 days prior to the date of the meeting of stockholders called for the election of directors which, for purposes of this requirement, shall be deemed to be on the same day and month as the Annual Meeting of Stockholders for the preceding year. Such notice must contain the following information to the extent known by the notifying stockholder: (i) the name and address of each proposed nominee; (ii) the principal occupation of each proposed nominee; (iii) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by each proposed nominee; (iv) the name and residence address of the notifying stockholder; (v) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the notifying stockholder; (vi) the consent in writing of the proposed nominee as to the proposed nominee’s name being placed in nomination for director; and (vii) all information relating to such proposed nominee that would be required to be disclosed by Regulation 14A under the Exchange Act and Rule 14a-11 promulgated thereunder, assuming such provisions would be applicable to the solicitation of proxies for such proposed nominee (and regardless of whether they do apply). Accordingly, a stockholder who desires to nominate a person for election to the Board at the 2020 Annual Meeting of Stockholders must submit such nomination as provided above no earlier than October 26, 2019 and no later than November 25, 2019.

It should be further noted that the Company’s Amended and Restated Bylaws specify that no person, including an incumbent director, is eligible to serve on the Board after the annual meeting of stockholders that immediately follows his or her 75th birthday except for an incumbent director of the Bank who was (i) serving as such on August 8, 2016 (i.e., the date on which the Company was incorporated) and (ii) at least 75 years old as of July 1, 2006.

Stockholder Communications with the Board of Directors

Stockholders may communicate with the Board of Directors, including the non-employee directors, by sending a letter to the Board of Directors, c/o Corporate Secretary, Farmers and Merchants Bancshares, Inc., 4510 Lower Beckleyville Road, Suite H, Hampstead, Maryland 21074. The Corporate Secretary will deliver all stockholder communications directly to the Board of Directors for consideration.

The Company believes that the Annual Meeting of Stockholders is an opportunity for stockholders to communicate directly with directors and, accordingly, expects that all directors will attend each Annual Meeting of Stockholders. If you would like an opportunity to discuss issues directly with our Directors, please consider attending this year’s Annual Meeting of Stockholders. The 2018 Annual Meeting of Stockholders was attended by nine persons who were then serving on the Board of Directors.

Family Relationships Among Directors, Nominees and Executive Officers

There are no family relationship between any of the directors, director nominees or executive officers.

DIRECTOR COMPENSATION

The following table provides information about compensation paid to or earned by the Company’s directors during 2018 who are not also named executive officers. All directors also serve on the board of directors of the Bank. Directors receive compensation only for their service to the Bank, and all such compensation is paid by the Bank. Neither the Company nor the Bank grants equity-based compensation or maintains any bonus (incentive or otherwise) or deferred compensation plans for directors.

Director Compensation
Name	Fees earned or paid in cash ($)	All other compensation ($)(1)	Total ($)
Roger D. Cassell	18,850	-	18,850
Steven W. Eline	14,239	-	14,239
Edward A. Halle, Jr.	19,710	-	19,710
Ronald W. Hux	11,429	-	11,429
T. Edward Lippy	5,895	4,050	9,945
J. Lawrence Mekulski	22,018	-	22,018
Louna S. Primm	14,550	-	14,550
Bruce L. Schindler	12,830	-	12,830
John J. Schuster, Jr.	29,265	-	29,265
Teresa L. Smack	6,260	-	6,260
Paul F. Wooden, Jr.	29,662	-	29,662
Note:

(1)

T. Edward Lippy’s term as a director expired in April 2018, and he was thereafter appointed to serve as a director emeritus. The amount reported under “All other compensation” represents the aggregate fees paid to Mr. Lippy in 2018 for attending meetings as a director emeritus.

In 2018, non-employee directors received $675 for each board meeting attended and $430 for each committee meeting attended. Director compensation is set by the entire board of directors of the Bank. Each year, the Bank’s board of directors reviews one or more independently conducted director compensation surveys provided by the Bank’s independent registered public accounting firm. The Board did not retain a compensation consultant to provide advice with respect to the compensation paid to directors in 2018.

From time to time, the boards of the Company and the Bank may choose to appoint a person to serve as a director emeritus, where the boards believe that they may benefit from such person’s experience, insight and other attributes. A director emeritus is invited to attend all board meetings and to participate in board discussions, but he or she is not entitled to vote on any matter that may come before the board or any of its committees. A director emeritus is entitled to receive a cash fee for each meeting attended. For 2018, the fee amount was $675. These fees are paid by the Bank.

Upon his retirement from the Board of Directors in April 2017, the Board appointed Kenneth W. Hoffmeyer to serve as a director emeritus for a two-year term.  Mr. Hoffmeyer served on the Board of Directors for 29 years, including as Chairman of the Board from 2010 - 2015.  He was also Chairman of the Audit Committee for many years where his Certified Public Accountant designation and outside accounting experience were utilized. Through this service, Mr. Hoffmeyer gained valuable skills and valuable experience and knowledge about the Bank and the banking industry. Mr. Hoffmeyer’s compensation for 2018 was $11,110. As of the Record Date, Mr. Hoffmeyer beneficially owned 3,124 shares of the Common Stock (0.2% of the issued and outstanding shares of Common Stock).

Upon his retirement from the Board of Directors in April 2018, the Board appointed T. Edward Lippy to serve as a director emeritus for a two-year term. Mr. Lippy served on the Board of Directors for 54 years, including as Chairman of the Board from 2000-2005. He was also the Chairman of Loan Committee for many years. Through this service, Mr. Lippy gained valuable skills, experience, and knowledge about the Bank and the banking industry. As of the Record Date, Mr. Lippy beneficially owned 63,422 shares of the Common Stock (3.8% of the issued and outstanding shares of Common Stock).

AUDIT COMMITTEE REPORT

The Audit Committee has (i) reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2018 with the Company’s management; (ii) discussed with Rowles & Company LLP (“Rowles”), the Company’s independent auditors, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (iii) received the written disclosures and the letter from Rowles required by applicable requirements of the Public Company Accounting Oversight Board regarding Rowles’ communications with the Audit Committee concerning its independence, and discussed with Rowles its independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the year ended December 31, 2018 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

By: AUDIT COMMITTEE Paul F. Wooden, Jr. Edward A. Halle, Jr. Steven W. Eline Bruce L. Schindler

EXECUTIVE OFFICERS

Information about the Company’s executive officers is set forth below, all of whom have served in their respective positions since the Company’s incorporation in August 2016. All officers serve in similar capacities at the Bank and are elected annually by, and serve at the pleasure of, the boards of directors of the Company and the Bank.

James R. Bosley, Jr., 57, has served as the President and CEO and as a director of the Company since August 2016, as the President and Chief Executive Officer of the Bank since March 28, 1995, and as a director of the Bank since 1991. Mr. Bosley also serves as President and a director of the Bank’s subsidiary, Reliable Community Financial Services, Inc. In addition, he is a director of Maryland Financial Bank.

Christopher T. Oswald, 57, has served as the Senior Vice President of the Company since August 2016 and Executive Vice President - Chief Operations Officer of the Bank since April 2017. Mr. Oswald served as Senior Vice President - Chief Operations Officer of the Bank from April 2006 to April 2017, Senior Vice President of the Bank from January 2000 through April 2006, and as Vice President of the Bank from April 1994 through December 1999.

Mark C. Krebs, 58, has served as the Treasurer and Chief Financial Officer of the Company since August 2016 and Executive Vice President - Chief Financial Officer of the Bank since April 2017. Mr. Krebs served as Senior Vice President - Chief Financial Officer of the Bank from January 2010 to April 2017. From November 2007 to November 2009, Mr. Krebs served as a chief financial officer or consultant at several firms. From February 2004 to August 2007, he served as Senior Vice President, Treasurer and Director of Investor Relations of Fieldstone Investment Corporation, a publicly-traded real estate investment trust. Mr. Krebs worked for American Home Mortgage, a publicly-traded real estate investment trust, and its predecessor, Columbia National, Inc., a mortgage banker and servicer, between February 1986 and January 2004 as Senior Vice President, Treasurer and Controller. Mr. Krebs started his career in 1982 with KPMG, an international accounting firm. Mr. Krebs is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Officers do not receive remuneration for their service to the Company. All compensation is paid by the Bank.

The Bank’s board of directors, upon the recommendation of its Compensation Committee, establishes executive compensation each year. In recommending compensation levels, the Compensation Committee reviews annual evaluations that measure performance against previously established goals for the year. In addition, the board reviews one or more independently conducted surveys. In 2018, the Board reviewed two surveys. One was a general publication that the Company’s independent registered public accounting firm provided at no cost to all of its clients, and the other was a general survey prepared by the American Bankers Association for which the Bank paid $300. The Bank’s CEO makes compensation recommendations to the Compensation Committee for executive officers other than himself. From time to time, the Compensation Committee retains outside compensation consultants to evaluate the Bank’s executive compensation practices and plans. The Compensation Committee did not retain a compensation consultant to provide advice with respect to the compensation paid to executive officers in 2018.

The following table sets forth, for each of the last two calendar years (which were also the Company’s last two fiscal years), the total remuneration awarded to, earned by, or paid to (i) any person who served as the Company’s principal executive officer at any time during 2018, (ii) the Company’s two most highly compensated executive officers other than the principal executive officer who were serving as such as of December 31, 2018 and whose total compensation (excluding above-market and preferential earnings on nonqualified deferred compensation) exceeded $100,000 during 2018, and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to the foregoing item (ii) had they been serving as executive officers of the Company as of December 31, 2018 (the principal executive officer(s) and such other persons are referred to as the “named executive officers”). For this purpose, the term “executive officer” includes any executive officers of the Company or the Bank who performs a policy making function for the Company. The Company has determined that the named executive officers for purposes of this proxy statement include James R. Bosley, Jr., and Christopher T. Oswald and Mark C. Krebs. In calendar years 2018 and 2017, executive compensation included annual base salary, income from a bonus plan, and income related to the Bank’s employee benefit plans.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Nonequity incentive plan compensation ($)(2)	Non-qualified deferred compensation earnings ($)	All other compen- sation ($)(3) – (5)	Total ($)
James R. Bosley, Jr. President and CEO (1)	2018 2017	252,555 244,015	- -	3,210 48,551	- -	118,215 146,792	373,980 439,358

Christopher T. Oswald EVP/COO	2018 2017	177,797 171,784	- -	2,500 28,170	- -	68,050 67,794	248,347 267,748

Mark C. Krebs EVP/CFO	2018 2017	182,301 176,136	- -	- 28,170	- -	31,254 31,063	213,555 235,369

Notes:

(1)	Mr. Bosley also serves on the boards of directors of the Company and the Bank but receives no director’s fees for such service.
(2)	Amounts relate to the bonus pool program discussed below.
(3)

For Mr. Bosley, the amounts include matching contributions of $9,842 in 2018 and $11,890 in 2017 to the Bank’s 401(k) plan, $4,857 in 2018 and $4,693 in 2017 for forfeited vacation time, imputed income of $450 in 2018 and $407 in 2017 attributable to the economic value of his benefits under the bank owned life insurance plan discussed below, and imputed income of $2,064 in each of 2018 and 2017 attributable to the premium paid by the Bank for group term life insurance coverage in excess of $50,000. Also included is imputed income of $101,002 in 2018 and $127,738 in 2017 attributable to the economic value of accrued benefits under his supplemental executive retirement plan agreement discussed below. Mr. Bosley did not receive any of these accrued benefits in 2018 or 2017 because the payment thereof is conditioned on the occurrence of a separation from service or Mr. Bosley reaching a certain age.

(4)

For Mr. Oswald, the amounts include matching contributions of $7,222 in 2018 and $7,998 in 2017 to the Bank’s 401(k) plan, imputed income of $433 in 2018 and $392 in 2017 attributable to the economic value of his benefits under the bank owned life insurance plan discussed below, fees paid for attending Board meetings of $250 in 2018, and imputed income of $1,517 in 2018 and 2017 attributable to the premium paid for group term life insurance coverage in excess of $50,000. Also included is imputed income of $58,628 in 2018 and $57,980 in 2017 attributable to the economic value of accrued benefits under his supplemental executive retirement plan agreement discussed below. Mr. Oswald did not receive any of these accrued benefits in 2018 or 2017 because the payment thereof is conditioned on the occurrence of a separation from service or Mr. Oswald reaching a certain age.

(5)

For Mr. Krebs, the amount includes matching contributions of $7,305 in 2018 and $8,264 in 2017 to the Bank’s 401(k) plan, $2,227 in 2018 and $1,986 in 2017 for medical insurance coverage foregone at his election, fees paid for attending Board meetings of $575 in 2018 and $315 in 2017, and imputed income of $1,564 in 2018 and 2017 attributable to the premium for group term life insurance coverage in excess of $50,000. Also included is imputed income of $19,583 in 2018 and $18,996 in 2017 attributable to the economic value of accrued benefits under his performance driven retirement plan agreement discussed below. Mr. Krebs did not receive any of these accrued benefits in 2018 or 2017 because the payment thereof is conditioned on the occurrence of a separation from service or Mr. Krebs reaching a certain age.

Employment Arrangements

Executive officers are appointed by the board of directors annually and are employed on an at-will basis. No executive officer is a party to any written employment agreement with the Company or the Bank. Each executive officer is paid a base salary, participates in a bonus program, and participates in various employee benefit plans and programs to the extent the executive officer qualifies for such participation under the terms and conditions of the benefit plans, including the Bank’s 401(k) profit sharing plan. Any employee, including an executive officer, may elect to waive coverage under the Bank’s health insurance plan, in which case he or she will be entitled to receive an amount in cash equal to 40% of the net annual cost to the Bank of the insurance coverage. Messrs. Bosley and Oswald are additionally eligible to receive benefits under the Bank’s bank-owned life insurance (“BOLI”) plan and Supplemental Executive Retirement Plan Agreements (“SERP Agreements”), as described below. Mr. Krebs is eligible to receive benefits under the Performance Driven Plan, as described below.

Base salary for each executive is set annually by the Bank’s board of directors, upon the recommendation of its Compensation Committee. The salaries for 2019 for the Bank’s named executive officers are as follows: Mr. Bosley, $260,763; Mr. Oswald, $183,575; and Mr. Krebs, $188,226.

Bonus Programs

The Bank’s board of directors has implemented a bonus program under which certain officers are entitled to share each year in a bonus pool the amount of which is based on the Bank’s net income for that year. Participation is available to the President/CEO, Executive Vice Presidents, Senior Vice Presidents and Vice Presidents, other than Senior Vice Presidents and Vice Presidents who are involved in lending activities. The bonus pool amount is determined as follows:

Net Income	Bonus Pool
Less than $3.00 million	0.0% of Net Income
$3.00 million to $3.75 million	3.5% of Net Income
$3.75 million to $4.50 million	4.0% of Net Income
Over $4.50 million	4.5% of Net Income

There is no formula for determining how much of the pool is paid to a particular officer. Rather, the amount for each officer is recommended by the Compensation Committee and approved by the Board. Historically, the percentages of the pool paid to Messrs. Bosley, Oswald, and Krebs have been 29%, 17% and 17%, respectively, and these were the amounts awarded in 2018 and 2017. These bonus amounts are shown in the Summary Compensation Table above under the heading “Nonequity incentive plan compensation”.

Profit Sharing Plan

The Bank has a profit sharing plan that qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “IRC”). All employees age 21 or older with six months of service are eligible to participate in the plan. The Bank matches employee contributions up to 4% of total compensation and may make additional optional contributions. Employee and employer contributions are 100% vested when made.

Bank-Owned Life Insurance Plan Benefits

To attract and retain key employees, the Bank implemented a BOLI plan in 2002 to provide benefits to the named beneficiaries of certain officers of the Bank, including Messrs. Bosley and Oswald. Mr. Krebs is not a participant in the BOLI plan.

In 2002 and 2004, the Bank invested $3,500,000 in life insurance policies covering 18 officers, including Messrs. Bosley and Oswald.  Although the Bank owns these policies, including the cash surrender values of the policies, the Bank currently intends to assign a portion of the death benefits payable under these policies to the covered executive’s estate at the time of his or her death, whether or not he or she is employed at the time of his death, unless the covered executive's employment was terminated for cause prior to his death.  The amount of the portion to be assigned to a particular executive's estate will depend on the reason that such executive's employment was terminated at or prior to death.  The aggregate cash surrender value of these policies at December 31, 2018 is $7,053,354.

The amounts of the benefits that could have been paid to the beneficiaries of Messrs. Bosley and Oswald in connection with these policies as of December 31, 2018 are as follows:

Name	Reason for Termination	Estimated BOLI Benefits
Mr. Bosley	Death	$1,033,210
	Disability	283,210
	Other than death or disability	283,210

Mr. Oswald	Death	$572,691
	Disability	272,691
	Other than death or disability	272,691

Group Term Life Insurance

The Bank provides group term life insurance coverage to all Bank employees, including each of the named executive officers. For federal tax purposes, employees recognize imputed income each year on the amount of premiums paid by the Bank for the portion of insurance in excess of $50,000.

Supplemental Executive Retirement Plan Agreements

The Bank entered into SERP Agreements with Mr. Bosley and Mr. Oswald in December 2010, which were amended in February 2011. The SERP Agreements, which are administered by the Board of Directors or one of its committees, are intended to provide deferred cash compensation to each of the executive officers under certain circumstances, including upon a Separation from Service. The term “Separation from Service” is defined as the termination of the executive’s employment with the Bank for reasons other than death, determined in accordance with Section 409A of the IRC. Under the SERP Agreements, benefits will be paid as follows:

●

Retirement Benefit. Mr. Bosley will be entitled to the annual cash benefit described below (the “Retirement Benefit”) for 20 years if he suffers a Separation from Service after reaching the retirement age of 57, and Mr. Oswald will be entitled to the Retirement Benefit for 20 years after attaining the retirement age of 63. The Retirement Benefit will be an amount equal to 35% of the average of the executives’ three highest base salaries for the three-year period preceding the date on which the payment obligation is triggered, including the year in which the triggering event occurs (the “Average Salary”). Each annual Retirement Benefit will be paid in 12 equal monthly installments commencing within 90 days following the triggering event.

●

Early Involuntary Termination Benefit. If, after reaching age 48 but prior to reaching his specified retirement age, an executive suffers a Separation from Service that constitutes an Early Involuntary Termination, then the executive will be entitled to receive an annual benefit (the “Involuntary Termination Benefit”) for 20 years equal to a percentage of the executive’s Average Salary, determined as of the end of the Plan Year (as defined in the SERP Agreement). The percentage is based on the executive’s age at the time of the Separation from Service, starting at 20% for Mr. Oswald. Until age 62 for Mr. Oswald, the percentage increases by 1% for each additional year after age 48. Each annual Involuntary Termination Benefit will be paid in 12 equal monthly installments commencing within 90 days following the Separation from Service. The term “Early Involuntary Termination” means a Separation from Service (other than a termination for cause, as defined in the SERP Agreement) due to the independent exercise of the unilateral authority of the Bank to terminate the executive’s employment where the executive was willing and able to continue performing services. This benefit does not apply to Mr. Bosley since he has reached the retirement age.

●

Early Voluntary Termination Benefit. If an executive experiences a Separation from Service prior to reaching his specified retirement age that constitutes an Early Voluntary Termination (as defined in the SERP Agreement), then the executive will be entitled to receive cash equal to 100% of the Accrual Balance determined as of the end of the month prior to the Separation from Service. The Accrual Balance will be paid over 20 years in equal monthly installments commencing within 90 days following the Separation from Service, provided that the executive is entitled to receive minimum annual payments of $2,547 for Mr. Oswald. The term “Accrual Balance” means the liability that the Bank is required to accrue, under GAAP, for the Bank’s obligation to the executive under the SERP Agreement, by applying Accounting Principles Board Opinion Number 12, as amended, and the Discount Rate. Interest will accrue on the unpaid portion of the Accrual Balance at a rate equal to the Discount Rate and will be added thereto. The term “Discount Rate” means the Moody’s 20 year AA Corporate Bond rate less 0.25%, with the initial rate set at 4.68%. The Board of Directors may adjust the Discount Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance. This benefit does not apply to Mr. Bosley since he has reached the retirement age.

●

Disability Benefit. If an executive experiences a Separation from Service after a Disability (as defined in the SERP Agreement) and prior to reaching his specified retirement age, then the executive will be entitled to receive cash equal to 100% of the Accrual Balance determined as of the end of the month prior to the Separation from Service. The Accrual Balance will be paid over 20 years in equal monthly installments commencing within 90 days following the Separation from Service, provided that the executive is entitled to receive minimum annual payments of $2,547 for Mr. Oswald. Interest will accrue on the unpaid portion of the Accrual Balance at a rate equal to the Discount Rate and will be added thereto. This benefit does not apply to Mr. Bosley since he has reached the retirement age.

●

Change in Control Benefit. If a Change in Control (as defined in the SERP Agreement) occurs prior to the executive reaching his specified retirement age and he thereafter experiences a Separation from Service within 24 months thereof, then the executive will be entitled to receive cash in an amount equal to the present value of a 20-year payment stream equal to 35% of the executive’s Average Salary, using a rate equal to the Discount Rate in effect at the time of the Separation from Service (the “CIC Benefit”). The CIC Benefit will be distributed over five years in equal monthly installments commencing within 90 days of the Separation from Service. This benefit does not apply to Mr. Bosley since he has reached the retirement age.

●

Death Benefit. If the executive dies prior to a Separation from Service, then the executive’s designated beneficiaries will be entitled to cash in an amount equal to the greater of (i) 100% of the Accrual Balance as of the end of the month prior to death and (ii) $1,241,245 in the case of Mr. Bosley and $803,631 in the case of Mr. Oswald (the “Death Benefit”). The Death Benefit will be paid in a single lump sum within 90 days following death.

●

Benefit Upon Termination of the SERP Agreement. If the Bank and an executive agree to terminate his SERP Agreement, then the executive will receive the Accrual Balance as of the date of termination, which generally will be paid at the earliest distribution date that would have occurred if the SERP Agreement had not been terminated. If the Bank terminates the SERP Agreement (i) in connection with a Change in Control, (ii) upon its dissolution or in connection with its bankruptcy, or (iii) in connection with the termination of all other compensatory arrangements that would be aggregated with the SERP Agreement pursuant to Section 409A of the IRC (to the extent the executive participated in such other arrangements), then, subject to certain conditions specified in the SERP Agreement, including compliance with Section 409A of the IRC, the Bank may distribute the Accrual Balance, determined as of the date of the termination, to the executive in a lump sum.

The following table sets forth the current amounts that could be paid to the executives under each of the situations described above, calculated as of December 31, 2018. Mr. Bosley has reached his specified retirement age of 57.

	Normal Retirement Benefit	Early Involuntary Termination Benefit	Early Voluntary Termination Benefit	Disability Benefit	CIC Benefit	Death Benefit	Benefit Upon Termination of Agreement
Mr. Bosley	$85,439	$-	$-	$-	$-	$1,256,799	$1,185,995
Mr. Oswald	72,161	49,523	36,735	36,735	182,442	834,459	509,919

If benefit payments have begun and an executive dies before all payments have been made, then the Bank will distribute the remaining benefits to the executive’s designated beneficiaries, at the same times and in the same manner as if the executive had not died. If an executive becomes entitled to benefits but dies before payments begin, then the Bank will pay the benefits, in a single lump sum on the first day of the fourth month following death, to the executive’s designated beneficiaries.

No benefits will be paid if an executive’s employment is terminated by the Bank for cause or if he is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act. Additionally, no benefit will be paid to the extent it constitutes an excess golden parachute payment under Section 280G of the IRC or is determined to be a prohibited golden parachute payment pursuant to 12 C.F.R. § 359.2.

The timing of the distribution of some or all of the foregoing benefits may be subject to a six-month waiting period under Section 409A of the IRC to the extent the executive is considered to be a “specified employee” of the Company. Section 409A of the IRC places restrictions on the ability of the Bank and/or the executives to change the form or timing of the payment of the benefits, and the SERP Agreements provide that any such change must be consistent with the requirements and limitations of Section 409A of the IRC. Notwithstanding the foregoing, if an executive becomes subject to tax on the benefits that could be paid under the SERP Agreement, then the Bank may, subject to the requirements of Section 409A of the IRC, make a limited distribution to the executive to cover such taxes. Any such distribution will reduce the benefits that are otherwise payable under the SERP Agreement.

In January 2011, to help fund the foregoing payment obligations, the Bank invested in life insurance policies on the lives of Mr. Bosley and Oswald.

Performance Driven Retirement Plan

On November 17, 2015, the Bank and Mr. Krebs entered into a Performance Driven Retirement Plan Agreement (the “Retirement Agreement”) to provide cash benefits to Mr. Krebs following his Separation of Service (as defined in the Retirement Agreement), his Disability (as defined in the Retirement Agreement), his death, or a Change in Control (as defined in the Retirement Agreement). The Retirement Agreement requires the Bank to establish a general ledger “account” for Mr. Krebs’ benefit that will be credited from time to time with cash contributions and interest thereon (the “Deferral Account”).

On the effective date of the Retirement Agreement, the Bank made an initial contribution of $5,565 to the Deferral Account. Thereafter, on the first day of each month during each Plan Year (as defined in the Retirement Agreement) that Mr. Krebs is employed, the Bank is required to make a contribution equal to 0.833% of Mr. Krebs’ Base Salary (as defined in the Retirement Agreement). The Bank will not be required to make monthly contributions during a Plan Year, however, if the Return on Equity (as defined in the Retirement Agreement) for the immediately preceding Plan Year is less than 6.25%. In the event of a Change in Control, the Bank is required to make a contribution to the Deferral Account in an amount determined by multiplying (i) 300% of Mr. Krebs’ then-current Base Salary by (ii) the average percentage of Base Salary contributed to the Deferral Account by the Bank during the three Plan Years that immediately preceded the Change in Control. The Bank’s board of directors may choose to make additional contributions to the Deferral Account at any time if it determines that such contributions would be in the best interest of the Bank. During each Plan Year prior to the earliest to occur of Mr. Krebs’ Disability, death or Separation from Service, interest on the balance of the Deferral Account will be credited at an annual rate equal to 67% of the Return on Equity for the prior Plan Year, provided that in no event will the annual rate of interest be less than 0.0% nor more than 10.0%. Except when Mr. Krebs is receiving the Early Retirement Benefit (defined below), interest on the balance of the Deferral Account will be credited following the commencement of distributions at an annual rate equal to the 20 Year Moody’s AA Corporate bond index less 0.25%, based on the Moody’s yield on the first business day of the Plan Year.

Subject to waiting periods and other restrictions that may be imposed by applicable law, including Section 409A of the IRC, distributions from the Deferral Account will be made in one of the following manners (each of which is exclusive of the other manners):

●

Commencing the month following (i) a Separation from Service that occurs after the date on which Mr. Krebs reaches 65 years of age (“Normal Retirement Age”) or (ii) Mr. Krebs’ Disability prior to Normal Retirement Age, the Deferral Account will be distributed in 120 equal monthly installments; or

●	Commencing the month following a Separation from Service that occurs prior to Mr. Krebs reaching Normal Retirement Age, the Deferral Account will be distributed in 36 equal monthly installments; or

●

Following a Change in Control that occurs while Mr. Krebs is employed (and whether or not he also experiences a Separation from Service), the Deferral Account will be paid in one lump sum within 30 days after the Change in Control; or

●

If Mr. Krebs dies while employed, then Mr. Krebs’ designated beneficiaries will receive a lump sum payment, within 90 days of his death, in an amount equal to the greater of (i) $272,825 and (ii) the Deferral Account balance.

The Retirement Plan permits the Bank’s board of directors to agree to make early “Hardship Distributions” under limited circumstances. As a general rule, distributions may not be accelerated for any reason. Certain restrictions apply to any amendment to the Retirement Agreement that would change the timing or form of payment.

Mr. Krebs will forfeit his right to receive the amount in the Deferral Account if the Bank terminates his employment for Cause (as defined in the Retirement Agreement). In addition, Mr. Krebs will forfeit his right to receive the amount in the Deferral Account if he engages in certain competitive activities described in the Retirement Agreement. Finally, in the event that any distribution would be treated as an “excess golden parachute payment” under Section 280G of the IRC, such distribution will be reduced to the extent necessary to avoid that characterization, and Mr. Krebs will forfeit the excess portion of that distribution.

At December 31, 2018, the balance of the Deferral Account was $69,223.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following paragraphs discuss related party transactions that occurred thus far in 2019 and during 2018 and 2017, as well as related party transactions that are contemplated during the remainder of 2019 (other than compensation paid or awarded to the Company’s directors and executive officers that is discussed above). For this purpose, the term “related party transaction” is generally defined as any transaction (or series of related transactions) in which (i) the Company or any of its subsidiaries is a participant, (ii) the amount involved exceeds the lesser of (a) $120,000 or (b) 1.0% of the Company’s average total assets at year-end for the last two completed fiscal years, and (iii) any director, director nominee or executive officer of the Company or any person who beneficially owns more than 5% of the outstanding shares of the Company’s common stock (and the immediate family members and affiliates of the foregoing) has a direct or indirect interest. The term includes most financial transactions and arrangements, such as loans, guarantees and sales of property, and remuneration for services rendered (as an employee, consultant or otherwise) to the Company and its subsidiaries.

Thus far in 2019 and during 2018 and 2017, the Company, through the Bank, had banking transactions in the ordinary course of its business with the Company’s directors, executive officers and immediate family members and affiliates of the foregoing. All of these transactions were substantially the same terms, including interest rates, collateral, and repayment terms on loans, as those prevailing at the same time for comparable transactions with persons who are not related to the Company and its subsidiaries. When made, the extensions of credit to these persons by the Bank did not involve more than the normal risk of collectability or present other unfavorable features.

The Company and the Bank have procedures in place to help ensure that the Company and the Bank comply with all legal requirements applicable to related party transactions. Among other procedures, the Audit Committee and/or the Bank’s Loan Committee must review and approve transactions with directors, executive officers and/or their respective related interests and submit such transactions to the full board of directors for approval. This review is intended to ensure compliance with Regulation O, which imposes requirements for extensions of credit to directors and executive officers, Sections 23A and 23B of the Federal Reserve Act, which governs transactions between the Bank and its affiliates, and Section 5-512 of the Financial Institutions Article of the Annotated Code of Maryland, which limits, and requires periodic review and approval of, extensions of credit to directors and executive officers.

RATIFICATION OF APPOINTMENT OF ROWLES & COMPANY, LLP AS COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)

At the 2019 Annual Meeting, stockholders will be asked to ratify the Audit Committee’s appointment of Rowles as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2019. Rowles has served as the Company’s independent registered accounting firm since the Company’s incorporation on August 8, 2016 and as the Bank’s independent auditing firm since December 1997. Rowles has advised the Audit Committee and the Board of Directors that neither it nor any of its partners or associates has any direct financial interest in or any connection with the Company or the Bank other than as the independent registered public accounting firm. A representative of Rowles is expected to be present at the 2019 Annual Meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Rowles & Company, LLP as the Company’s independent registered public accounting firm for 2019.

Because your vote is advisory, it will not be binding upon the Audit Committee, overrule any decision made by the Audit Committee, or create or imply any additional fiduciary duty by the Audit Committee. The Audit Committee may, however, take into account the outcome of the vote when considering future auditor appointments.

AUDIT FEES AND SERVICES

The following table shows the fees billed to the Company in 2018 and 2017 for the audit and other services provided by Rowles for those years:

	FY 2018	FY 2017
Audit Fees	$57,237	$60,267
Audit-Related Fees	-	-
Tax Fees	14,007	5,400
All Other Fees	550	550
Total	$71,794	$66,217

Audit Fees for 2018 and 2017 include fees associated with the annual audits and fees associated with the reviews of the Company’s quarterly reports on Form 10-Q.

Tax Fees in fiscal years 2018 and 2017 include charges primarily related to tax return preparation and audit and tax consulting services.

All Other Fees in 2018 and 2017 include the cost of seminars held by Rowles that were attended by several of our officers and directors.

The Audit Committee has reviewed summaries of the services provided by Rowles and the related fees and has determined that the provision of non-audit services was compatible with maintaining the independence of Rowles.

It is the Audit Committee’s policy to pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act, which, when needed, are approved by the Audit Committee prior to the completion of the independent registered public accounting firm’s audit. All of the 2018 and 2017 services described above were pre-approved by the Audit Committee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Exchange Act and the rules promulgated thereunder, the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Company’s common stock, are required to file certain reports regarding their ownership of common stock with the Securities and Exchange Commission (the “SEC”). Based solely on a review of copies of such reports furnished to the Company, or written representations that no reports were required, the Company believes that such persons timely filed all reports required to be filed by Section 16(a) during the year ended December 31, 2018 except for Roger D. Cassell, who filed one late Form 5 (relating to one gift of stock).

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2020 ANNUAL MEETING

A stockholder who desires to present a proposal pursuant to Rule 14a-8 under the Exchange Act to be included in the proxy statement for, and voted on by the stockholders at, the 2020 annual meeting of stockholders must submit such proposal in writing, including all supporting materials, to the Company at its principal office no earlier than October 26, 2019 (180 days prior to the first anniversary of the 2019 Annual Meeting of Stockholders) and no later than November 23, 2019, (120 days prior to the first anniversary of the date of this proxy statement) and meet all other requirements for inclusion in the proxy statement. Additionally, pursuant to Rule 14a-4(c)(1) under the Exchange Act and the Company’s Amended and Restated Bylaws, a stockholder who intends to present a proposal for business to be considered at the 2020 Annual Meeting of Stockholders but does not seek inclusion of that proposal in the Company’s proxy statement for such meeting must submit that proposal to the Company no later than December 25, 2019 (120 days prior to the first anniversary of the 2019 Annual Meeting of Stockholders). If notice of a stockholder proposal is not timely received, then the proxies will be authorized to exercise discretionary authority with respect to the proposal.

OTHER MATTERS

As of the date of this proxy statement, the Board is not aware of any matters, other than those stated above, that may properly be brought before the meeting. If other matters should properly come before the meeting or any adjournment thereof, persons named in the enclosed proxy or their substitutes will vote with respect to such matters in accordance with their best judgment.

ANNUAL REPORT AND FINANCIAL STATEMENTS

This proxy statement is accompanied by a copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2018, which contains the information required by Rule 14a-3(b) under the Exchange Act. Upon the written request of any person solicited pursuant to this proxy statement, the Company will provide such person, without charge, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the SEC pursuant to Rule 13a-1 under the Exchange Act for the year ended December 31, 2018. A written request must be sent to Mark C. Krebs, Executive Vice President/Chief Financial Officer, Farmers and Merchants Bancshares, Inc., 25 Westminster Pike, Reisterstown, MD 21136.

By order of the Board of Directors /s/ Lynnette Kitzmiller Lynnette Kitzmiller Vice President/Corporate Secretary March 22, 2019

Appendix A

REVOCABLE PROXY

FARMERS AND MERCHANTS BANCSHARES, INC.

Solicited on Behalf of the Board of Directors

The undersigned hereby constitutes and appoints Cheryl Y. Lewis, Lynnette Kitzmiller, and Yvonne G. Zeminski, and each or any of them, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of Farmers and Merchants Bancshares, Inc. (the “Company”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 3:00 p.m., Tuesday, April 23, 2019 and any adjournment or postponement thereof, for the purposes identified on this proxy card and with discretionary authority as to any other matters that may properly come before the Annual Meeting, including substitute nominees if any of the named nominees for director should be unavailable to serve for election in accordance with and as described in the Notice of Annual Meeting of Stockholders.

1.	Elect the following three nominees to the Company’s Board of Directors to serve until the 2023 Annual Meeting of Stockholders and until their successors are duly elected and qualify:

Roger D. Cassell	John J. Schuster, Jr.	Paul F. Wooden, Jr.
☐ FOR ALL NOMINEES	☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	☐ FOR ALL NOMINEES EXCEPT (see instruction below)

INSTRUCTION: To withhold authority to vote for a particular nominee, vote “FOR ALL NOMINEES EXCEPT” and strike through that nominee’s name.

The Board of Directors recommends a vote “FOR ALL NOMINEES” in Proposal 1.

2.	Ratify the appointment of Rowles & Company LLP as the Company’s independent registered public accounting firm for 2019:

☐    FOR          ☐    AGAINST          ☐    ABSTAIN

The Board of Directors recommends a vote “FOR” in Proposal 2.

3.	Transact such other business as may be properly brought before the meeting or at any adjournment thereof.

Shares represented by all properly executed proxy cards will be voted in accordance with instructions appearing on the proxy. In the absence of specific instructions, proxies will be voted FOR ALL NOMINEES in Proposal 1, FOR in Proposal 2, and in their discretion as to any other matters that properly come before the meeting pursuant to Proposal 3.

PLEASE PRINT NAME (S) HERE	PLEASE SIGN HERE

___________________________________	___________________________________

___________________________________	___________________________________

Date: ____________________, 2019

NOTE: Joint holders must each sign this proxy. When signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which you are signing. If the holder is a corporation or other entity, this proxy must be signed by an authorized person in full corporate or entity name.

PLEASE CHECK BOX IF YOU PLAN TO ATTEND THE 2019 ANNUAL MEETING OF STOCKHOLDERS: [ ]